Exhibit 10.21

SEVERANCE PAY PLAN

FOR DESIGNATED EXECUTIVE EMPLOYEES

OF GARRETT MOTION INC.

PREAMBLE

The purpose of this Severance Pay Plan for Designated Executive Employees of Garrett Motion Inc. (the “Plan”) is to provide severance benefits to Eligible Employees of Garrett Motion Inc. and its participating divisions, subsidiaries and affiliates who are employed in the United States in an Executive Level position and whose employment relationship is (i) involuntarily terminated at the initiative of the Employer for reasons other than Cause, (ii) terminated as a Handraiser, or (iii) terminated pursuant to a Voluntary Reduction in Force, and who are thereafter, as a result of such termination, no longer employed by the Company or any successor thereto, any Outsource Entity, joint venture partner or other entity responsible for the work such employee performed prior to his or her termination of employment with the Company.  This Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA.

The terms of this Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the regulations and rulings promulgated thereunder (collectively, “Code Section 409A”).  Accordingly, if necessary, any provision of the Plan shall be held null and void to the extent such provision (or any part thereof) fails to comply with Code Section 409A.

1.Definitions

As used throughout the Plan unless otherwise clearly or necessarily indicated by context:

(a)“Cause” means  any of the following, as determined in the sole discretion of the Plan Administrator: (i) clear evidence of a significant violation of the Company’s Code of Business Conduct; (ii) a fraud committed against the Company; (iii) the misappropriation, embezzlement or reckless or willful destruction of Company property; (iv) the willful failure to perform, or gross negligence in the performance of, duties; (v) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (vi) the knowing falsification of any records or documents of the Company; (vii) a significant breach of any statutory or common law duty of loyalty to the Company; (viii) intentional and improper conduct that is significantly prejudicial to the business of the Company; (ix) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation; or (x) the violation of Company rules and policies that, based on a single occurrence, might not meet the significance thresholds of (i), (vii) or (viii) above, but that shall, for purposes of such significance thresholds, be deemed to constitute a violation thereof in the event any such violation occurs more than once.

(b)“Company” means Garrett and its subsidiaries and affiliated entities.

(c)“Covered Termination” means a termination event giving rise to severance benefits under this Plan as detailed in Section 4 hereof.

(d)“Eligible Employee” means an Employee who is eligible, subject to Section 4, to receive severance benefits in accordance with Section 3 of the Plan.

(e)“Employee” means any individual who (i) is on the Employer’s payroll, (ii) is classified in the employment records of an Employer as an employee, and (iii) would be considered to be in an employer-employee relationship under general principles of law.  Any individual who is not on the Employer’s payroll or who is not classified in the employment records of an Employer as an employee, but who is retroactively or prospectively classified as a common law employee by any state or federal governmental agency or court shall not be treated as an Employee for purposes of this Plan.  In addition, any individual who would not satisfy this definition but who is classified as an “employee” by the Employer for limited purposes (including, but not limited to, tax withholding or specified benefit plans) shall not be treated as an Employee for purposes of this Plan unless such limited purpose specifically references this Plan.

(f)“Employer” means Garrett and its divisions, subsidiaries, affiliates, strategic business units, and their respective successors, which are participating in this Plan.

(g)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with applicable regulations thereunder.

(h)“Executive Level” means a position designated as such in the employment records of an Employer.

(i)“Full-time Employee” means any Employee of an Employer who is classified in the employment records of an Employer as a full-time employee.

(j)“Handraiser” means an Eligible Employee whose request to be considered for an involuntary Reduction in Force has been accepted by the Company.

(k)“Last Day of Active Employment” means an Eligible Employee’s final day of employment with the Company (typically the day prior to the date the Eligible Employee would be eligible to commence the receipt of Severance Benefits), and shall be the date on which the Eligible Employee’s active employment with the Company is severed within the meaning of Code Section 409A.

(l)“Medical Leave of Absence” means an absence from active employment due to an Employee’s inability to perform the functions of his or her job, provided that during such absence the Employee (i) is receiving short-term disability benefits, (ii) is receiving long-term disability benefits, (iii) is on a medical leave of absence granted by an Employer, or (iv) any combination of (i)-(iii).

(m)“Outsource Entity” means an entity (other than the Company) to which work or services previously performed by Employees has been outsourced or contracted, regardless of whether such work or services are performed remotely or at a Company facility.

(n)“Part-time Employee” means any Employee of an Employer who is classified in the employment records of an Employer as a part-time employee and who is regularly scheduled to work at least 20 hours per week.

(o)“Pay” means an Eligible Employee’s annualized base salary divided by 12.  Pay shall be determined on the Last Day of Active Employment, and shall exclude commissions, bonuses, mid and long term incentive awards, and any other remuneration; provided, however, in the event an Eligible Employee becomes eligible for Severance Benefits while working a temporary, reduced schedule with reduced pay, Pay shall be determined on the day prior to the commencement of such temporary, reduced schedule with reduced pay.

(p)“Quit” means a voluntary termination of the employment relationship initiated by an Eligible Employee, including retirement and the abandonment of employment, but shall not include Handraisers.

(q)“Reduction in Force” means an involuntary termination of the employment relationship, without Cause, due to the elimination of an Eligible Employee’s position as a result of a reduction in personnel, declining business, discontinuance of operations, location closings or corporate restructuring.

(r)“Release” has the meaning set forth in Section 3(b) of the Plan.

(s)“Garrett” means Garrett Motion Inc., a Delaware corporation.

(t)“Severance Benefit” means the severance benefit described in Section 5(a) of the Plan.

(u)“Voluntary Reduction in Force” means a voluntary termination of the employment relationship, without Cause, due to a Reduction in Force, which termination is the result of, and in accordance with the terms of, a voluntary reduction in force program that has been approved by the Garrett’s Chief Human Resources Officer, or his designee.

2.Effective Date

The Plan is effective as of the first day of Garrett’s existence as a publicly traded company with respect to Eligible Employees whose employment is terminated by an Employer on or after such date.

3.Eligible Employees

(a)An Employee is eligible, subject to Section 4, to receive Severance Benefits under this Plan if he or she:

(i)is a regular Full-time Employee or Part-time Employee paid on a salaried basis and not in a category of employment or business location designated as not covered by this Plan as set forth in Exhibit A, the terms of which are fully incorporated into and shall be considered part of the Plan;

(ii)is employed in the United States (the United States includes the 50 several states and the District of Columbia, but does not include a United States possession, commonwealth or territory, including Puerto Rico) in an Executive Level position (including employees from the United States on an expatriate assignment outside of the United States);

(iii)is not classified by the Employer as a temporary, contract, contingent or leased worker;

(iv)is not covered by collective bargaining agreement between the Employer and a labor organization unless such collective bargaining agreement expressly provides for coverage under the Plan;

(v)is not classified by the Employer as a consultant or an independent contractor;

(vi)is not entitled to severance benefits from the Company under another plan, arrangement or program (including any statutory or other governmental entitlement (including entitlements under foreign law)) or a separate agreement (whether formal or informal, written or unwritten), unless such plan, arrangement, program or agreement expressly provides for coverage under the Plan; and

(vii)executes a Release not later than sixty (60) days after the Employee’s Last Day of Active Employment.

(b)Severance Benefits shall be provided in consideration for, and conditioned upon, (i) the execution of a release by the Eligible Employee of all claims, known or unknown, arising on or before the date of the release, against the Company and its officers, directors and employees in the form and manner prescribed by the Employer (which release may include cooperation, nondisclosure, non-competition, non-disparagement and confidentiality covenants) (the “Release”), (ii) the affirmation or initial agreement (as the case may be), in a form and manner prescribed by the Employer, of the Eligible Employee’s obligations under confidentiality, non-solicitation and intellectual property covenants in favor of the Company (which affirmation/ initial agreement may be made part of the Release), (iii) the execution of a non-competition agreement by the Eligible Employee in favor of the Company in a form and manner prescribed by the Employer (which non-competition agreement may be made part of the Release), (iv) the repayment of any amounts due to the Company, and (v) the return by the Eligible Employee to the Employer of all property of the Employer, including any electronic devices, documents, electronic data, and all trade secrets, proprietary and confidential information in the Eligible Employee’s possession, custody or control.

Consistent with Section 5(f), the Employer may, in its sole discretion, terminate or suspend all Plan benefits upon learning, or having good reason to believe, that the Eligible Employee has violated the conditions and covenants described in this Section 3(b).  In such case, any consideration received by an Eligible Employee prior to the date of such cessation or suspension of Plan benefits shall be considered adequate consideration for the Release and other covenants hereunder.  The Employer's right to suspend or terminate Plan benefits hereunder shall not preclude the Employer from pursuing other remedies for such violations, including, without limitation, seeking injunctive relief.

An Employee must execute all required documents, including the Release, not later than sixty (60) days after the Employee’s Last Day of Active Employment.  Except as otherwise provided in Section 7(c), if such an Employee fails to execute such documents within the required time period, the Employee shall not be entitled to receive Severance Benefits under this Plan.

4.Covered Terminations

Severance Benefits are payable to an Eligible Employee under the Plan if he or she is part of a Voluntary Reduction in Force or upon his or her involuntary termination of employment by an Employer, except that in no event shall Severance Benefits be payable:

(a)to an Eligible Employee who is discharged for Cause, Quits or otherwise voluntarily terminates his or her employment (other than as a Handraiser);

(b)upon the death of an Eligible Employee during active employment;

(c)if the Eligible Employee’s termination is due to the Eligible Employee’s failure to timely return to work upon expiration of an authorized leave of absence, in which case such an Eligible Employee will be separated as a Quit;

(d)if the Eligible Employee is transferred to an affiliate or other location of Garrett; provided, however, that an Eligible Employee whose employment is terminated solely as a result of his or her reasonable refusal to transfer to an affiliate or another Garrett location that is more than 50 miles from his or her current work location shall be eligible for Severance Benefits hereunder;

(e)if Garrett or the Employer is merged into another entity or otherwise reorganized and the Eligible Employee is offered employment with any successor entity; provided, however, if an Eligible Employee is offered employment with any successor entity and such Eligible Employee declines such employment because it would require him to transfer to a location that is more than 50 miles from his current work location, such Eligible Employee shall be eligible for Severance Benefits hereunder if he or she is terminated solely as a result of such declination;

(f)if the subsidiary, division or other business unit or operation at which the Eligible Employee works is sold or otherwise disposed of (including a licensing of assets) and the Eligible Employee is offered employment with the acquirer/successor/licensee or an entity related to the acquirer/successor/licensee (“Successor Entity”); provided, however, if the Eligible Employee is offered employment with the Successor Entity and such Eligible Employee declines such employment because it would require him to transfer to a location that is more than 50 miles from his current work location, such Eligible Employee shall be eligible for Severance Benefits hereunder if he or she is terminated solely as a result of such refusal.  Moreover, if an Eligible Employee who is receiving Severance Benefits hereunder because he was not offered employment with the Successor Entity is subsequently offered employment with such Successor Entity, Severance Benefits shall cease, effective as of the date of the offer of employment, if such Eligible Employee either accepts such offer of employment or refuses such offer of employment, unless such offer would require him to transfer to a location which is more than 50 miles from his most recent Company work location;.

(g)if the Eligible Employee is identified for Reduction in Force and declines employment at the same or another Garrett location; provided, however, that an Eligible Employee (A) whose employment is terminated solely as a result of his or her refusal to accept any such employment at a location that is more than 50 miles from his or her current work location, or (B) who, after voluntarily initiating a job search within Garrett, declines an offer of employment, shall be eligible for Severance Benefits hereunder..  Any Eligible Employee who is ineligible for Severance Benefits in accordance with this subsection will be separated as a Quit;

(h)if the work performed by the Eligible Employee is transferred to an Outsource Entity and the Eligible Employee is offered employment with such entity; provided, however, if the Eligible Employee is offered employment with the Outsource Entity and such Eligible Employee declines such employment because it would require him to transfer to a location that is more than 50 miles from his current work location, such Eligible Employee shall be eligible for Severance Benefits hereunder if he or she is terminated solely as a result of such declination.  Moreover, if an Eligible Employee who is receiving severance benefits hereunder because he was not offered employment with the Outsource Entity is subsequently offered employment with such entity, severance benefits shall cease, effective as of the date of the offer of employment, if such Eligible Employee either accepts such offer of employment or declines such offer of employment, unless such offer would require him to transfer to a location which is more than 50 miles from his most recent Company work location;

(i)in the case of an Eligible Employee who is classified by the Company as being furloughed or on temporary layoff, unless such furlough or temporary layoff shall last for more than (A) one hundred twenty (120) consecutive days, or (B) one hundred eighty (180) days in any calendar year.  An Eligible Employee who fails to return from a furlough or temporary layoff when recalled shall be separated as a Quit; or

(j)if the Eligible Employee does not return to active employment within eighteen (18) months of commencing a Medical Leave of Absence; provided, however, if an Eligible Employee is medically cleared to return to work before the conclusion of such eighteen (18) month period and is ready and willing to do so but does not return to active employment because (a) no job for which he or she qualified is available for such Eligible Employee within 50 miles of his or her previous work location, or (b) such Eligible Employee is unable to locate another Company position within thirty (30) days following his or her return to work, then such Eligible Employee shall be entitled to Severance Benefits under this Plan.

For purposes of subparagraphs (e), (f) and (h) above, an Eligible Employee’s failure to comply fully with the acquiring, successor or Outsource Entity’s job application process shall be deemed to constitute a refusal of employment within 50 miles of his or her previous work location and such Eligible Employee shall be treated as a Quit and shall not be eligible for a Severance Benefit under this Plan.

5.Severance Benefits

(a)Severance Benefits.The Severance Benefit payable to an Eligible Employee who has satisfied the requirements of Sections 3 and 4 (including, without limitation, Section 3(b)) of the Plan shall be nine (9) months of Pay.  Notwithstanding the foregoing, any Eligible Employee who, on December 31, 2013, was categorized in the employment records of an Employer as an employee in salary band 6, shall be entitled to twelve (12) months of Pay if such employee becomes eligible for Severance Benefits under this Plan.

(b)Reduction of Benefits.Notwithstanding anything in this Plan to the contrary, an Eligible Employee’s Severance Benefit shall be reduced by:

(i)any amount paid or payable by an Employer to or on behalf of the Eligible Employee by operation of the Worker Adjustment Retraining and Notification Act or any other Federal or state law requiring the Employer to provide payment to an Eligible Employee for reasons giving rise to a Severance Benefit entitlement under this Plan; and

(ii)any amount the Eligible Employee owes to the Employer (other than properly documented business expenses) including, without limitation, unpaid bills under the Employer’s corporate credit card program, vacation taken in excess of vacation accrued and tax equalization payments. With respect to amounts paid under the Plan that are not subject to Code Section 409A, the timing and method of recovering such amounts shall be determined in the sole discretion of the Employer.  With respect to amounts paid under the Plan that are subject to Code Section 409A, the timing and method of recovering such amounts shall be determined in the sole discretion of the Employer, but such deductions shall not exceed $5,000.

(c)Forfeiture of Benefits.The Employer reserves the right, in it sole and absolute discretion, to cancel all benefits under this Plan in the event an Eligible Employee engages in any activity that the Employer considers detrimental to its interests, as determined by the Garrett’s General Counsel or Chief Human Resources Officer, or their delegees.  Activities that the Employer considers detrimental to its interests include, but are not limited to:

(i)any effort on the part of the Eligible Employee, either directly or indirectly, to recruit or solicit employees of the Company for employment with another company without the written approval of Garrett;

(ii)any effort on the part of the Eligible Employee, either directly or indirectly, to recruit or solicit customers of the Company;

(iii)disclosure of any Company confidential or proprietary information, or the breach of any obligations under the Eligible Employee’s agreements relating to intellectual property and confidential information;

(iv)knowingly making false or misleading statements about the Company or its products, officers or employees to competitors or customers or potential customers of the Company, or to current or former employees of the Company;

(v)any intentional misconduct substantially damaging to the property or business of the Company;

(vi)the commission of a fraud or misappropriation of property, proprietary information, intellectual property or trade secrets of the Company for personal gain or for the benefit of another party;

(vii)an Eligible Employee’s holding himself or herself out as an active employee of the Company; or

(viii)breaching any of the terms of the Release or any IP, confidentiality or noncompetition agreement or covenant.

(d)Subsequent Employment.In the event an Eligible Employee is receiving Severance Benefits under circumstances more fully described in Sections 4(f) or 4(h) (except that such Eligible Employee was not offered continuing employment), such Eligible Employee shall have such Severance Benefits terminated if he or she later accepts employment with the acquiring or Outsource Entity, as the case may be.

(e)Nonduplication of Benefits.Any benefit determined to be payable to an Eligible Employee under this Plan shall, subject to and consistent with Code Section 409A, be reduced by the amount of any similar severance, redundancy or employment termination benefit payable to the Eligible Employee under (i) any other severance plan sponsored or funded by the Company, (ii) any agreement between the Company and the Eligible Employee, whether oral or written, express or implied, relating to termination related benefits, or (iii) any statutory or court mandated entitlement (including entitlements under foreign law), regardless of whether the benefit determined under such other plan, agreement, statutory or court mandated entitlement is payable at an earlier or a later date than payments under the Plan, it being the intention of this subparagraph (e) to protect the Company from the payment of duplicative severance, redundancy or employment termination benefits.

6.Form and Timing of Severance Benefits

Severance Benefits shall be paid in periodic installments corresponding to the Eligible Employee’s normal payroll period commencing after the Eligible Employee’s Last Day of Active Employment.  Notwithstanding the foregoing, the Employer may, at its sole discretion, delay the commencement of Severance Benefits until the Eligible Employee has executed a Release and the time period for revoking such Release, if applicable, has expired.  In such case, the Employer shall commence Severance Benefits upon the receipt of the Release or the expiration of the revocation period, as applicable, and any arrearages paid as part of the next payroll period.

Payment of Severance Benefits shall cease in the event an Eligible Employee (i) accepts employment with the Company, (ii) is offered employment by the Company at a location that is not more than 50 miles from the location he or she last worked while employed by the Employer, (iii) is hired by an entity that is providing services to the Company through any type of contractual relationship, written or unwritten, including, but not limited to, worker leasing, contract or sub-contract employment, consulting agreements or independent contractor agreements, and, pursuant to that relationship, the Eligible Employee is providing services to the Company, or (iv) commences the receipt of his pension benefits from a Company-sponsored defined benefit pension plan.

If the Eligible Employee dies after signing and returning the Release (without revoking the Release) and before all Severance Benefits have been paid, the balance of such payments will be paid to the Eligible Employee’s estate in a lump sum within sixty (60) days following the Eligible Employee’s death.

7.Administration

(a)Plan Administration.The Plan Administrator for purposes of ERISA shall be Garrett’s Vice President, Compensation and Benefits, or his designee.

The Plan Administrator shall serve without additional compensation.  The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

(b)Powers and Duties of Plan Administrator.The Plan Administrator shall have the full discretionary power and authority to (i) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (ii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; (iii) establish such rules and regulations (consistent with the terms of the Plan) as he deems necessary or appropriate for administration of the Plan; (iv) delegate responsibilities to others to assist him in administering the Plan; and (v) perform all other acts he believes reasonable and proper in connection with the administration of the Plan.  The Plan Administrator shall be entitled to rely on the records of the Employer in determining any Eligible Employee’s entitlement to, and amount of, Severance Benefits under the Plan.  Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

The Plan Administrator may retain attorneys, consultants, accountants or other persons (who may be employees of the Company) to render advice and assistance and may delegate any of the authorities conferred on him under this Plan to such persons as he shall determine to be necessary to effect the discharge of his duties hereunder.  The Plan Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions and determinations of any such persons.  Any exercise of the authorities set forth in this Section 7, whether by the Plan Administrator or his delegee, shall be final and binding upon the Company and all Employees.

(c)Additional Discretionary Authority.  The Plan Administrator may, in his sole and absolute discretion, take the following actions under the Plan:

(i)subject to Section 3(b), grant Severance Benefits to an Employee who would not otherwise be eligible for Severance Benefits under the Plan;

(ii)waive the requirement set forth in Section 3(b) that an Eligible Employee or group of Eligible Employees execute a Release or confidentiality, non-competition, non-disparagement, non-solicitation and intellectual property covenants in order to receive Severance Benefits; and

(iii)grant additional Severance Benefits to an Eligible Employee.

(d)Indemnification.  To the extent permitted by law, Garrett shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

8.Claims and Appeals Procedures

(a)Any request or claim for Plan benefits shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative that is reasonably calculated to bring the claim to the attention of the Plan Administrator.

(b)The Plan Administrator, or his designee, shall respond, in writing, to any claimant’s claim for benefits under the Plan.  Such response shall be provided within 90 days of its receipt by the Plan Administrator or, if special circumstances require and the claimant is so notified, in writing, before the expiration of the initial 90-day period, within 180 days of its receipt by the Plan Administrator.  If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Plan Administrator’s period for responding to such claim shall be tolled until the date that the claimant responds to the request for additional information.  The response shall be written in a manner calculated to be understood by the claimant and shall, in the case of an adverse benefit determination:

(i)set forth the specific reasons for the adverse benefit determination;

(ii)contain specific references to Plan provisions relative to the adverse benefit determination;

(iii)describe any material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and

(iv)advise the claimant that any appeal of an adverse benefit determination must be made, in writing, to the Plan Administrator within 60 days after receipt of such adverse benefit determination, and must set forth the facts upon which the appeal is based.

(c)If the claimant fails to appeal the Plan Administrator’s adverse benefit determination, in writing, within 60 days after its receipt by the claimant (or within 60 days after a deemed denial of the claim), the Plan Administrator’s determination shall become final and conclusive.

(d)If the claimant appeals the Plan Administrator’s adverse benefit determination in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits.  Any such claimant or his or her duly authorized representative may review any pertinent documents and records, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards.  In addition, the claimant or his duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits.  In the course of his review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

(e)The Plan Administrator shall advise the claimant and such claimant’s representative, in writing, of its decision within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days.  Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 60-day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision.  In the event of an adverse benefit determination on appeal, the Plan Administrator shall advise the claimant, in a manner calculated to be understood by the claimant, of (i) the specific reasons for the adverse benefit determination, and (ii) the specific Plan provisions on which the adverse benefit determination was based.  The Plan Administrator’s written notice will advise the claimant of his or her right to receive, upon request and free of charge, copies of all documents, records and other information relevant to such claim.

(f)In the event of an adverse benefit determination after the Plan Administrator’s review, the claimant’s sole remedy shall be to file an action in court.

The Plan’s claims procedures do not create any independent rights to Plan benefits.  A current or former Employee who files a claim for Plan benefits must satisfy all Plan requirements, including the requirements of Section 3(b), in order to be entitled to benefits.

9.	Time Period for Filing a Claim or a Lawsuit Against the Plan, the Company or Plan Fiduciaries

(a)Any claim for Severance Benefits under the Plan must be filed in writing with the Plan Administrator within sixty (60) days after the current or former Employee knew or should have known of his/her putative right to Plan benefits.  However, in no event will any claim be considered timely if it is filed more than one hundred eighty (180) days after the date a current or former Employee’s employment with the Company is terminated.  Requests or claims submitted more than sixty (60) days after a current or former Employee knew or should have know of his/her potential right to Plan benefits, or one-hundred eighty (180) days after the date his/her employment with the Company is terminated, are deemed waived by the claimant and considered time-barred.

(b)Any lawsuit against the Plan, the Company, the Plan Administrator, or any other Plan fiduciary, must be filed no later than the six (6) month anniversary of the following, as applicable:  (i) the date the claim or appeal is denied by the Plan Administrator, or (ii) the date the claimant knows, or should reasonably know, that the claim has been, or is treated as being, denied (e.g., if the claim, or the appeal in the case of an adverse benefit determination, is not denied within the time limits described in Section 8 above).

10.Restriction on Venue

Any action in connection with the Plan must be filed in the Federal District Court of Delaware.

11.Unfunded Obligation

All benefits payable under this Plan shall constitute an unfunded obligation of the Employer.  Payments shall be made, as due, from the general funds of the Company.  This Plan shall constitute solely an unsecured promise by the Employer to pay severance benefits to Eligible Employees to the extent provided herein.

12.Inalienability of Benefits

No Eligible Employee shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.  In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

13.Withholding

The Employer shall have the right to withhold any taxes required to be withheld with respect to any benefits due under this Plan.

14.Amendment or Termination

Garrett reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any Employee.  No amendment or termination shall adversely affect the rights of any Eligible Employee whose employment terminated prior to such amendment or termination.  Any Eligible Employee whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended.  Any Eligible Employee whose employment continues after termination of the Plan shall have no right to a benefit under the Plan. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A, securities, tax or other laws, rules, regulations or regulatory interpretations thereof that apply to the Plan.

15.Plan Not a Contract of Employment

Nothing contained in this Plan shall give an Employee the right to be retained in the employment of an Employer.  This Plan is not a contract of employment between the Employer and any Employee.

16.Action by an Employer

Unless expressly indicated to the contrary herein, any action required to be taken by an entity may be taken by action of its governing body or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by such governing body, officer or employee.

17.Governing Law

The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and will be construed in accordance with the provisions of ERISA and the laws of the State of Delaware.

18.Severability

If any provision of this Plan (other than Section 3(b)) shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.  If Section 3(b) shall be held illegal or invalid for any reason, said illegality or invalidity shall nullify the remainder of this Plan with respect to the affected Employees.

19.Code Section 409A

(a)Notwithstanding any provision of the Plan to the contrary, if required by Code Section 409A and if an Eligible Employee is a “Specified Employee” (as defined below), no benefits shall be paid under this Plan during the “Postponement Period” (as defined below).  If an Eligible Employee is a Specified Employee and payment of benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within 30 days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment.  If the Eligible Employee dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the Eligible Employee’s estate within sixty (60) days after the Eligible Employee’s death.

(b)This Plan is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A.  Notwithstanding anything in the Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A, to the extent applicable.  For purposes of Code Section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments.  All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses eligible for reimbursement during the period of time specified in the Plan; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.  In no event may an Eligible Employee designate the year of payment for any amounts payable under the Plan.

(c)Notwithstanding any provision of the Plan to the contrary, any payments of Severance Benefits under this Plan that (i) are, or may be, deferred compensation subject to Code Section 409A (“409A Severance Benefits”), and (ii) are subject to a Release, where the period for execution and non-revocation of the Release spans more than one calendar year, any payment of 409A Severance Benefits that is contingent on the execution of the Release shall not be paid until the second calendar year, or later if required by the applicable terms of the Plan.  In no event may an Eligible Employee, either directly or indirectly, designate the calendar year of payment of any 409A Severance Benefits.

(d)For purposes of this Section 19, the following definitions apply:

(i)“Specified Employee” means an Employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Vice President – Compensation and Benefits (or his delegee), which determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Vice President – Compensation and Benefits (or his delegee) in accordance with the provisions of Code Sections 416(i) and 409A.

(ii)“Postponement Period” means for a Specified Employee, the period of six months after the Specified Employee’s Last Day of Active Employment (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Specified Employee under Code Section 409A.

SEVERANCE PAY PLAN

FOR DESIGNATED EXECUTIVE EMPLOYEES

OF GARRETT MOTION INC.

Exhibit A

Excluded Employees, Businesses and Location

Notwithstanding the foregoing, any Employee covered by another severance pay plan maintained by the Company shall not be covered by the Plan unless and until such severance pay plan has been terminated by the Company and such Employee is not excluded for another reason.